CUSIP No. 383482106                                           Page 8 of 27 Pages



                                    EXHIBIT A

                                                   Draft of December 27, 1996


                      ASSIGNMENT AND ASSUMPTION AGREEMENT

            ASSIGNMENT AND ASSUMPTION AGREEMENT, dated December 27, 1996, among KULEN CAPITAL, L.P., a Delaware limited partnership (the "Purchaser"), MERRILL LYNCH CAPITAL CORPORATION, a Delaware corporation, formerly called Merrill Lynch Interfunding Inc. ("MLCC"), and MERRILL LYNCH PORTFOLIO MANAGEMENT INC., a Delaware corporation ("MLPM"). MLCC and MLPM are sometimes hereinafter collectively referred to as the "Sellers" and individually as a "Seller."

            WHEREAS, MLCC holds legal title to the equity and debt securities and instruments listed in Part A of Schedule I hereto (the "Transferred Securities");

            WHEREAS, MLCC is the beneficial owner of the debt securities and instruments listed in Part A of Schedule I hereto;

            WHEREAS, MLPM is the beneficial owner of the equity securities and instruments listed in Part A of Schedule I hereto;

            WHEREAS, in connection with the Sellers' acquisition, ownership (legal or beneficial) and/or enjoyment of the Transferred Securities, MLCC has entered into the agreements described in Part B of Schedule I hereto (the "Transferred Agreements"); and

            WHEREAS, the Sellers desire to sell and assign to the Purchaser, and the Purchaser desires to purchase and assume from the Sellers, (i) the Assigned Interest and (ii) the Assumed Obligations (as hereinafter defined), all on the terms and subject to the conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained the parties hereto agree as follows:

CUSIP No. 383482106                                           Page 9 of 27 Pages



                                       I.

                                   DEFINITIONS

            SECTION 1.01 Definitions. Capitalized terms used but not otherwise defined have the following meanings:

            Assigned Interest: All right, title and interest of the Sellers in, to and under the Transferred Securities and Transferred Agreements, including without limitation any and all rights, claims (including "claims" within the meaning of Section 101(5) of Title 11 of the United States Code) and causes of action of the Sellers (and their respective successors and assigns) against the Portfolio Companies and their affiliates and any other person or entity that arise under, from, or in the Transferred Securities and the Transferred Agreements, including without limitation the claims of the Sellers in respect of
(i) all unpaid principal of and accrued and unpaid interest thereon, all unpaid declared, accrued or accumulated dividends, and any and all other payments due to the Sellers, in each case under the Transferred Securities or the Transferred Agreements; (ii) all guarantees of, and all security of any kind, including without limitation the Collateral, for or in respect of the foregoing; and (iii) all proceeds of any kind with respect to such guaranties or security. The Assigned Interest shall not include the Excluded Interest.

            Assumed Obligations: The obligations and liabilities of the Sellers under the Transferred Securities, if any, and under, or incurred in accordance with, the Transferred Agreements, including without limitation the obligation to pay, perform and discharge when due all such liabilities and obligations. The Assumed Obligations shall not include the Retained Obligations.

            Closing: Closing shall have the meaning specified in Section 2.02 hereof.

            Closing Date: Closing Date shall have the meaning specified in
Section 2.02 hereof.

            Code:  Internal Revenue Code of 1986, as amended.

            Collateral: All property of the Portfolio Companies and other persons or entities which under the terms of the Transferred Securities or the Transferred Agreements is collateral security for the payment or performance of all or any


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CUSIP No. 383482106                                          Page 10 of 27 Pages



portion of the obligations of any Portfolio Company or other person or entity under the Transferred Securities or Transferred Agreements.

            Consents: Consents shall have the meaning specified in Section 2.01(b) hereof.

            Excluded Interest: All rights, claims and causes of action of the Sellers or their respective affiliates (i) for reimbursement of certain expenses incurred by the Sellers prior to Closing, including and limited to the expenses of the type listed on Schedule II hereto which the parties acknowledge is a reasonable estimate of such expenses as of the date hereof and (ii) with respect to the limited partnership interest of Merrill Lynch L.P. Holdings Inc. in GML Limited Partnership.

            Knowledge: For purposes of this Agreement, the Sellers shall be deemed to have "knowledge" of a particular fact or matter if any of Messrs. Jeffrey S. Martin or Neven Viducic shall have actual knowledge of such fact or matter, or such person should reasonably be expected to become aware of such fact without the necessity of conducting an investigation or inquiry of any directors, officers, employees, agents or representatives of any of the Portfolio Companies.

            ML Liabilities: As used in Section 4.01(a) hereof, the amount, which shall be deemed to have been incurred by the Purchaser only, and not by any other Purchaser Indemnitee, of any liability imposed upon any Portfolio Company
(i) as a result of any Portfolio Company at any time becoming or being treated as a person that, for purposes of Title IV of the Employee Retirement Income Security Act of 1974, as amended, is a member of the Sellers' controlled group, or under common control with the Sellers within the meaning of Section 414 of the Code, (ii) pursuant to Treasury Regulation Section 1.1502-6 or any similar rule under any state, local or foreign jurisdiction as a result of any Portfolio Company at any time being included or required to be included, for purposes of any foreign, federal, state or local tax laws, in a consolidated group that includes either of the Sellers or any of their respective affiliates, including any "affiliated group" as such term is defined in Section 1504 of the Code, but only to the extent that any such liability exceeds the liability for the applicable foreign, federal, state or local taxes that any such Portfolio Company would have had on a separate company basis or (iii) as a result of any Portfolio Company at any time assuming or incurring under any other applicable law any liability for obligations of the Sellers or



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CUSIP No. 383482106                                          Page 11 of 27 Pages



any of their respective affiliates, except in the case of this clause (iii) for the Assumed Obligations and as specifically assumed or incurred pursuant to the Transferred Securities or Transferred Agreements.

            Portfolio Companies: Pangborn Corporation ("Pangborn"), Florida Leisure Holdings Corporation ("FLHC"), Florida Leisure Acquisition Corporation ("FLAC"), Biscayne Apparel, Inc. ("Biscayne"), SPD Technologies Inc. ("SPD"), Brewster Wallpaper Corp. ("Brewster"), GML Trust ("GML") and Gothic Energy Newco, Inc. ("Gothic").

            Portfolio Company Files: Portfolio Company Files shall have the meaning specified in Section 2.01(b).

            Portfolio Company Liabilities: As used in Section 4.01(b) hereof, any liability imposed upon any Seller Indemnitee (x) (i) as a result of any Portfolio Company at any time becoming or being treated as a person that, for purposes of Title IV of the Employee Retirement Income Security Act of 1974, as amended, is a member of the Sellers' controlled group, or under common control with the Sellers within the meaning of Section 414 of the Code or (ii) pursuant to Treasury Regulation Section 1.1502-6 or any similar rule under any state, local or foreign jurisdiction as a result of any Portfolio Company at any time being included or required to be included, for purposes of any foreign, federal, state or local tax laws, in a consolidated group that includes either of the Sellers or any of their respective affiliates, including any "affiliated group" as such term is defined in Section 1504 of the Code, but only to the extent that any such liability exceeds the aggregate liability for the applicable foreign, federal, state or local taxes that the Seller Indemnitees would have had if such Portfolio Company were not included in such consolidated group, or (y) as a result of the Seller Indemnitees at any time assuming or incurring under any other applicable law any liability for obligations of the Portfolio Companies, except in the case of this clause (y) for the Retained Obligations.

            Purchaser Indemnitees: Purchaser Indemnitees shall have the meaning specified in Section 4.01(a) hereof.

            Purchase Price: Purchase Price shall have the meaning specified in
Section 2.01(c) hereof.

            Retained Obligations: The obligations and liabilities of the Sellers under the Transferred Securities, if any, and the



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CUSIP No. 383482106                                          Page 12 of 27 Pages



Transferred Agreements, including without limitation the obligation to pay, perform and discharge when due all such liabilities and obligations, limited to the extent that performance by the Sellers with respect to such obligations and liabilities was required to have been made prior to the Closing Date and the obligations giving rise to such performance did not result from the transactions contemplated hereby.

            Securities Act: The Securities Act of 1933, as amended.

            Seller Indemnitees: Seller Indemnitees shall have the meaning specified in Section 4.01(b) hereof.


                                       II.

                                   THE CLOSING

            SECTION 2.01 Sale, Assignment and Assumption.

            (a) On the Closing Date, the Sellers shall sell, assign and deliver to the Purchaser the Assigned Interest, and the Purchaser shall purchase from the Sellers the Assigned Interest and shall assume and agree to perform and discharge the Assumed Obligations, all in accordance with the provisions of this
Section 2.01.

            (b) On the Closing Date, the Sellers shall deliver to the Purchaser
(i) original stock certificates, warrants, notes and any other instruments evidencing the Transferred Securities, (ii) stock powers and other appropriate instruments of transfer as may be necessary to evidence the transfer of the Transferred Securities, all duly executed by the Seller, (iii) original counterparts of the Transferred Agreements, (iv) assignments or other appropriate instruments of assignment evidencing the transfer of the Transferred Agreements and the Collateral, all duly executed by the Sellers, (v) all Collateral held by the Sellers subject to pledge or similar possessory security arrangements, (vi) complete and accurate copies of all consents, notices, filings, waivers, approvals or authorizations (collectively, "Consents") referred to in Section 3.01(d), (vii) to the extent to be agreed between the Sellers and the Purchaser, originals or complete and accurate copies of the records, files, reports, correspondence, memoranda, and other information (whether in tangible form, computer files or other media) relating to the Portfolio Companies held by the Sellers or their



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CUSIP No. 383482106                                          Page 13 of 27 Pages



respective affiliates ("Portfolio Company Files"); provided, however, that subsequent to the Closing Date, each party shall have access during regular business hours, to the extent not disruptive to the other, to any Portfolio Company Files in the possession of such other party after the Closing for the purpose of reviewing and, as may be desired by such party, copying the same at its expense, (viii) resignations of such Portfolio Company directors and officers as both (1) the Sellers have the right to nominate, appoint, elect or remove and (2) the Purchaser advises the Sellers it wishes to have removed as a director or officer, as the case may be, effective as of the Closing Date, duly executed by any such director or officer and (ix) an opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel to the Seller, substantially in the form of Annex I hereto.

            (c) As payment in full for the Assigned Interest on the Closing Date, the Purchaser shall pay to the Sellers, by wire transfer of immediately available funds to an account or accounts designated by the Sellers, the amount of $22,000,000 (the "Purchase Price"). The allocation of the Purchase Price between MLCC and MLPM will be on a basis consistent with the allocation set forth in Schedule 4.02 hereto as in effect on December 27, 1996.

            (d) On the Closing Date, the Purchaser shall execute and deliver to the Sellers an instrument of assumption substantially in the form of Exhibit A hereto providing for the assumption by the Purchaser of the Assumed Obligations.

            (e) In connection with the Purchaser's status as a "venture capital operating company" under the Employee Retirement Income Security Act of 1974, as amended, and Department of Labor Regulation Section 2510.3-101 thereunder, on the Closing Date, the Sellers will cause each of FLHC, Pangborn and SPD to enter into a Management Rights Letter with the Purchaser substantially in the form of Exhibit B hereto providing the Purchaser with rights to participate substantially in the management of each such company.

            (f) The transactions and deliveries described above in subsections
(a) through (e) shall be deemed to have taken place simultaneously, and no transaction or delivery shall be deemed to have been completed until all of such transactions and deliveries are completed.

            (g) The parties hereto acknowledge and agree that their respective obligations to close the transactions provided



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CUSIP No. 383482106                                          Page 14 of 27 Pages



for in this Section 2.01 shall be unconditional.

            SECTION 2.02 Closing Date. The closing of the transactions provided for in Section 2.01 hereof (the "Closing") shall take place at the offices of Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York, at 10:00 a.m., New York time, on January 2, 1997, or at such other date and time as may be mutually agreed upon between the Purchaser and the Seller (such date and time of the Closing being herein called the "Closing Date").


                                      III.

                         REPRESENTATIONS AND WARRANTIES

            SECTION 3.01 Representations and Warranties of the Seller. Each of the Sellers as of the date hereof hereby represents and warrants, solely as to itself, to the Purchaser and its successors and assigns as follows:

            (a) Such Seller has full corporate power and authority to execute, deliver and perform this Agreement and perform its obligations hereunder.

            (b) The execution and delivery by such Seller of this Agreement and the performance by such Seller of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate (i) any law or regulation applicable to it or (ii) any agreement to which it is a party or by which it is bound, except as may result under the Transferred Agreements.

            (c) This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect affecting the enforcement of creditors' rights generally and to general equity principles.

            (d) Except as set forth on Schedule 3.01(d) hereto or except as may be required under any of the Transferred Agreements, no Consents with any person, entity, or governmental body are required to be made or received by such Seller for the sale and assignment hereunder or the consummation of the transactions contemplated hereby. The Consents set forth on



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CUSIP No. 383482106                                          Page 15 of 27 Pages



Schedule 3.01(d) are, to the knowledge of such Seller, duly made and obtained, have not been rescinded in whole or in part, and will be in full force and effect on the Closing Date.

            (e) Such Seller is the sole owner of the Assigned Interest being transferred by it, including the Transferred Securities and the Transferred Agreements, and such Seller has good and valid title thereto, free and clear of all liens and security interests (other than liens, if any, for taxes, assessments or other governmental charges not yet due and payable), and to the knowledge of such Seller, free and clear of all other claims and encumbrances of any kind, except as created by or resulting from the provisions of the Transferred Securities or Transferred Agreements.

            (f) There are no fees, commissions or compensation payable to any party engaged or retained by, through or on behalf of such Seller in connection with the consummation of the transactions contemplated hereby other than the Sellers' legal counsel, whose fees and expenses shall be paid by the Sellers.

            (g) No proceedings relating to the Assigned Interest, including the Transferred Securities and the Transferred Agreements, are pending against such Seller that seek to restrain, prohibit, or invalidate the sale and assignment hereunder.

            (h) The Assigned Interest represents the entire right, title and interest of the Sellers, and any of their respective affiliates in and with respect to the Portfolio Companies, other than the Excluded Interest.

            (i) Upon delivery by such Seller of the instruments of transfer referred to in Section 2.01(b)(i) - (iv), payment by the Purchaser in accordance with Section 2.01(c) and delivery by the Purchaser of the instrument of assumption referred to in Section 2.01(d), the Purchaser shall acquire good and valid title to the Assigned Interest, free and clear of all liens and security interests (other than liens, if any, for taxes, assessments or other governmental charges not yet due and payable), and to the knowledge of such Seller, free and clear of all other claims and encumbrances of any kind, except as created by or resulting from the provisions of the Transferred Securities or Transferred Agreements.

            (j) Upon consummation of the transactions contemplated hereby and the filing in the appropriate filing or recordation



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CUSIP No. 383482106                                          Page 16 of 27 Pages


offices of UCC Form-3 assignment statements and other appropriate instruments with respect to the assignment of all mortgages included in the Assigned Interest and the possession by the Purchaser of all Collateral requiring possession by the pledgee for the creation or perfection of any lien thereon, the Purchaser will succeed to such Seller's security interest in, mortgage on, pledge of, or other lien on, all Collateral.

            (k) Part A of Schedule I hereto sets forth (i) a complete and accurate list of the Transferred Securities, (ii) for each Transferred Security that represents indebtedness for borrowed money, the outstanding principal amount thereof, and accrued and unpaid interest, fees or other amounts payable on or in respect thereof, (iii) the book value of each Transferred Security as reflected in such Seller's records and (iv) the tax basis of each Transferred Security as reflected in such Seller's records.

            (l) To the knowledge of such Seller, all documents delivered by such Seller pursuant to this Agreement, including the Transferred Securities, the Transferred Agreements, the Consents and the Portfolio Company Files, are true, correct and complete originals or photocopies, as appropriate, of the Transferred Securities, the Transferred Agreements and the Portfolio Company Files, as the case may be.

            SECTION 3.02. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sellers as of the date hereof as follows:

            (a) The Purchaser has full partnership power and authority to execute, deliver and perform this Agreement and perform its obligations hereunder.

            (b) The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite action and (i) will not violate any law or regulation applicable to it or (ii) any agreement to which it is a party or by which it is bound.

            (c) This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in



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CUSIP No. 383482106                                          Page 17 of 27 Pages



effect affecting the enforcement of creditors' rights generally and to general equity principles.

            (d) Except as set forth in Schedule 3.02(d) hereto or except as may be required under any of the Transferred Agreements, no Consents from any person, entity, or governmental body are required to be made or received by the Purchaser for the effectiveness of the sale and assignment hereunder or the consummation of the transactions contemplated hereby, except for such Consents as have been duly made and obtained, have not been rescinded, in whole or in part, and will be in full force and effect on the Closing Date.

            (e) Notwithstanding anything to the contrary contained herein, the Purchaser acknowledges that the Sellers make no representation, express or implied, as to present or future value of the Assigned Interest, including the Transferred Securities and the Transferred Agreements, or the receipt by the Purchaser of all or any amounts due from the Portfolio Companies in respect thereof. The Purchaser acknowledges and understands that certain of the Transferred Securities are subordinate in right of payment as described in the Transaction Agreements.

            (f) The Purchaser has independently, without reliance upon the Sellers, made its own credit determination and analysis of the Portfolio Companies and made its own decision to enter this Agreement, based upon such information as the Purchaser deemed sufficient and not based on any statements or representations by the Sellers, except as expressly set forth herein.

            (g) The Purchaser is a sophisticated purchaser with respect to the Assigned Interest, including the Transferred Securities and the Transferred Agreements, and has adequate information concerning the business and financial condition of the Portfolio Companies to make an informed decision regarding the Transferred Securities and the Transferred Agreements. The Purchaser acknowledges that by virtue of the participation on the board of directors of certain of the Portfolio Companies by Messrs. Michael H. de Havenon and Robert
S. Everett, who are members of the limited liability company general partner of the Purchaser, or otherwise, the Purchaser has had access and has had the opportunity to obtain copies of such documents and information as it has deemed pertinent to the Purchaser's decision to purchase the Assigned Interest. The Purchaser recognizes and accepts that Mr. Jeffrey S. Martin is an officer of MLCC, and that by virtue of his participation on the board of



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CUSIP No. 383482106                                          Page 18 of 27 Pages



directors of certain of the Portfolio Companies, may have access to material nonpublic information relating to such companies.

            (h) The Purchaser is acquiring the Assigned Interest, including the Transferred Securities and the Transferred Agreements, being purchased by it hereunder for its own account, for the purpose of investment, and not with a view toward the resale or distribution thereof, except for resales in compliance with the registration requirements or exemption provisions of the Securities Act.

            (i) The Purchaser understands that the Transferred Securities were originally issued in transactions which the Sellers believe were exempt from registration under the Securities Act and that each Seller may be deemed to be an "affiliate" of one or more of the Portfolio Companies as defined in Rule 144 of the Securities Act.

            (j) There are no fees, commissions or compensation payable to any party engaged or retained by, through or on behalf of the Purchaser in connection with the transactions contemplated hereby other than the Purchaser's legal counsel, whose fees and expenses shall be paid by the Purchaser.

            (k) No proceedings relating to the Purchaser are pending against the Purchaser that would adversely affect the sale and assignment hereunder.

            (l) The Purchaser has been capitalized with at least $40,600,000 in cash, which Purchaser will use to pay the Purchase Price to the Sellers pursuant to Section 2.01(c).

            Section 3.03. Survival of Agreements. All representations and warranties made herein shall survive for a period of one year from the date hereof, except for representations and warranties as to title to the Transferred Securities which shall survive without limitation.


                                       IV.

                                  MISCELLANEOUS

            SECTION 4.01.  Indemnities.

            (a) MLCC agrees to indemnify, defend and hold harmless the Purchaser and its partners (including its general partner and



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CUSIP No. 383482106                                          Page 19 of 27 Pages



limited partner), and its and each such partners' employees, agents, and controlling persons, including without limitation Messrs. Michael H. de Havenon and Robert S. Everett, and their respective heirs, personal representatives, successors and assigns (collectively, the "Purchaser Indemnitees") on an after-tax basis from and against any and all expenses, losses, claims, damages and liabilities that are incurred by the Purchaser Indemnitees or any of them, including without limitation reasonable attorneys' fees and expenses caused by, or in any way resulting from or relating to (i) a breach by either Seller of any of the representations, warranties, covenants or agreements of such Seller set forth in this Agreement, (ii) a third-party claim based on or involving an act or omission by either Seller in connection with the Assigned Interest, including any Transferred Securities or Transferred Agreements, where such act or omission occurred prior to the Closing Date, it being understood that MLCC shall not be obligated to indemnify the Purchaser Indemnitees for litigation expenses (including fees and disbursements of counsel), awards, judgments or amounts paid in settlement in respect of third party claims, regardless of the legal theory or doctrine asserted in support of any such claim, to the extent that such claim arises from or relates to (x) the execution and delivery this Agreement and the transactions contemplated hereby, (y) any violation or breach of any Transferred Agreement or (z) the failure to obtain the Consent of any person, entity or governmental body required to be obtained for the sale and assignment hereunder or the consummation of the transactions contemplated hereby, (iii) a failure by either Seller to pay, perform or discharge when due any of the Retained Obligations and (iv) any and all ML Liabilities (for the benefit of the Purchaser only); provided, however, that the maximum liability of MLCC to the Purchaser under this Section 4.01(a) shall in no event exceed the Purchase Price; provided, further that MLCC's obligation to indemnify either Messrs. Michael H. de Havenon or Robert S. Everett pursuant to this Section 4.01(a) shall be without duplication of any expenses, losses, claims, damages or liabilities for which he otherwise (i) has received indemnification or (ii) may be entitled to receive indemnification from MLCC or any of its affiliates, to the extent that he actually receives indemnification thereunder.

            (b) The Purchaser agrees to indemnify, defend and hold harmless the Sellers and their respective officers, directors, employees, agents, partners and controlling persons, and each of the officers, directors and employees of such controlling persons, and their respective heirs, personal representatives, successors and assigns (collectively, the "Seller Indemnitees")



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CUSIP No. 383482106                                          Page 20 of 27 Pages



on an after-tax basis from and against any and all expenses, losses, claims, damages and liabilities that are incurred by the Seller Indemnitees or any of them, including without limitation reasonable attorneys' fees and expenses, caused by, or in any way resulting from or relating to (i) the Purchaser's breach of any of the representations, warranties, covenants or agreement of the Purchaser set forth in this Agreement; (ii) a third-party claim based on or involving an act or omission by the Purchaser in connection with or in any way relating to the Assigned Interest, including any Transferred Securities or Transferred Agreements, where such failure, act or omission occurred on or after the Closing Date, it being understood that Purchaser shall not be obligated to indemnify the Sellers for litigation expenses (including fees and disbursements of counsel), awards, judgments or amounts paid in settlement in respect of third party claims, regardless of the legal theory or doctrine asserted in support of any such claim, to the extent that such claim arises from or relates to (x) the execution and delivery of this Agreement and the transactions contemplated hereby, (y) any violation or breach of any Transferred Agreement or (z) the failure to obtain the Consent of any person, entity or governmental body required to be obtained for the sale and assignment hereunder or the consummation of the transactions contemplated hereby, (iii) the Purchaser's failure to pay, perform or discharge when due any of the Assumed Obligations or
(iv) any and all Portfolio Company Liabilities (for the benefit of the Sellers only).

            (c) The respective obligations and liabilities of MLCC, on the one hand, or the Purchaser, on the other hand, as the case may be, (herein sometimes called the "indemnifying party") to the other (herein sometimes called the "party or parties to be indemnified") under Sections 4.01(a) and (b) hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

            (i) Within 20 days after receipt of notice of commencement of any action or the assertion of any claim by a third party, the party or parties to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing; provided, however, that the indemnifying party shall remain obligated under Section 4.01(a) or (b), as the case may be, if the party or parties to be indemnified shall give the indemnifying party such written notice after the 20 day



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CUSIP No. 383482106                                          Page 21 of 27 Pages



      period referred to above and the defense of such action or claim is not prejudiced thereby.

            (ii) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party or parties to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof. The indemnifying party shall not settle or compromise any such claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the party or parties to be indemnified a release from all liability with respect to such claim.

            (iii) Anything in this Section 4.01(c) to the contrary notwithstanding, (x) if there is a reasonable probability that a claim may materially and adversely affect the indemnified party or parties other than as a result of money damages or other money payments, the indemnified party or parties shall have the right, at its own cost and expense, to compromise or settle such claim, but (y) the indemnified party or parties shall not, without the prior written consent of the indemnifying party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnifying party a release from all liability in respect of such claim.

            (d) In connection with any such indemnification, the indemnified party or parties will cooperate in all reasonable requests of the indemnifying party or parties.

            (e) It is understood and agreed that, whether or not MLCC, on the one hand, or the Purchaser, on the other hand, is obligated to indemnify the other pursuant to Sections 4.01(a) or (b) hereof, in the event that any claim by a third party relating to the Assigned Interest or the Assumed Obligations names
(i) at least one of the Sellers and (ii) the Purchaser, the parties shall cooperate in the defense of such claim to the extent that



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the parties agree that such cooperation does not compromise the rights of any party or present a conflict of interest between the parties with respect to the defense of any such claim. It is understood and agreed that such cooperation shall neither obligate nor preclude the parties from sharing the costs of one counsel for both parties.

            (f) Any payment made by any party under this Section 4.01 shall be treated as an adjustment to the Purchase Price.

            (g) It is understood and agreed that the remedies provided in
Section 4.01(a) and (b) hereof shall be exclusive and shall preclude assertion by any party hereto of any other rights or the seeking of any other remedies against another party hereto relating to the subject matter hereof.

            SECTION 4.02. Allocation of Purchase Price. Each of the parties hereto agrees to allocate the Purchase Price (and the Assumed Obligations) to the Assigned Interest in the manner specified in Schedule 4.02 hereto. Each of the parties hereto shall respect the allocation set forth in Schedule 4.02 for all financial accounting and tax purposes and shall file all tax returns and other documents with all taxing authorities on a basis consistent therewith.

            SECTION 4.03. No Consolidation. The parties (i) hereby affirm their understanding that for all taxable periods ending on or prior to the Closing Date, none of the Portfolio Companies has been included or is required to be included, for purposes of any foreign, federal, state or local tax laws, in a consolidated group that includes the Sellers or any of their respective affiliates, including any "affiliated group" as such term is defined in Section 1504 of the Code and (ii) agree (x) not to take any position inconsistent with such understanding for any tax or financial accounting purpose and (y) to file all tax returns and other documents with all taxing authorities on a basis consistent with such understanding.

            SECTION 4.04. Costs and Fees. Each party to this Agreement shall bear its own costs and expenses, including without limitation attorneys' fees and expenses, in connection with the transactions contemplated hereby.

            SECTION 4.05. Filings and Further Assurances. Each of the parties hereto agrees, at its own cost and expense, to execute and deliver, or to cause to be executed and delivered, all such instruments (including all necessary endorsements) and



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to take all such action as the other party may reasonably request in order to
(i) effectuate the intent and purposes of, and to carry out the terms of this Agreement, and (ii) further effect the transfer of legal, beneficial and record ownership of the Assigned Interest, including the Transferred Securities, the Transferred Agreements and the Collateral, to the Purchaser.

            SECTION 4.06. Confidentiality. Each party agrees that, except as may be required by law, legal process or by an order, judgment or decree of a court or other governmental authority or self-regulatory body of competent jurisdiction and except to the extent that any subject matter shall have entered the public domain by no breach of these provisions on the part of such party, it shall not disclose to any person or entity, other than its directors, officers, the officers and directors of its affiliates, if any, attorneys, advisors and accountants (i) the terms or conditions of this Agreement or any document executed or delivered in connection herewith (including without limitation the Purchase Price), (ii) the amount of any realized or unrealized appreciation or depreciation of the Transferred Securities, or any of them, in the hands of the Purchaser, or any indicia of any such appreciation or depreciation, including without limitation, rate of return information or other statistical equivalents, or (iii) the amount of any proceeds or consideration, gross or net, received by the Purchaser, directly or indirectly, in connection with any transaction involving any of the Transferred Securities, whether by tombstone advertisement, release of statistical information regarding investment portfolio performance or otherwise (all such information within the scope of items (i) through (iii) being acknowledged by the parties as confidential, and being herein referred to collectively in this Section 4.06 as the "Confidential Information"); provided, however, that either Seller may disclose the existence of this Agreement to the Portfolio Companies and the Purchaser may disclose (x) the existence of this Agreement and the terms and conditions of any documents executed or delivered in connection herewith to representative of LPNY Mezzanine Partners II, L.P., the Purchaser's sole limited partner, subject to the condition that said limited partner execute its agreement to be bound by the provisions of this Section 4.06 to the same extent as the Purchaser, by its signature in the place indicated at the foot of this Agreement, (y) information, based on or extrapolated from the Confidential Information, (1) to the Purchaser's limited partner regarding the performance of the Purchaser's investment portfolio, as required by the Purchaser's limited partnership agreement (it being understood that any such performance information so disclosed may be further disclosed by the



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CUSIP No. 383482106                                          Page 24 of 27 Pages



Purchaser's limited partner as required by its limited partnership agreement or as may otherwise be in furtherance of its purposes), and (2) in connection with the establishment of any successor private equity/debt pooled investment fund by the principals of the general partner or the limited partner of the Purchaser, and (z) any Confidential Information, as may be necessary or advisable in connection with the monitoring, holding or disposition by the Purchaser of any of the Transferred Securities or Transferred Agreements, to consultants and, actual or prospective coinvestors, participants, joint ventures, lenders and purchasers.

            SECTION 4.07. Entire Agreement; Amendment. This Agreement and the documentation delivered pursuant to this Agreement constitutes the complete agreement of the parties hereto with respect to the matters referred to herein and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements or representations of every nature whatsoever with respect thereto, all of which have become merged and finally integrated into this Agreement. This Agreement cannot be amended, modified or supplemented except by an instrument in writing executed by each party hereto.

            SECTION 4.08. Notices. Notices shall be given or confirmed in writing and shall be delivered by certified or registered mail, personally, by courier or facsimile at the addresses, or facsimile numbers set forth below:

      If to MLCC to it at:

            Merrill Lynch Capital Corporation
            World Financial Center
            North Tower, 27th Floor
            250 Vesey Street
            New York, NY  10281
            Attention:  President
                  Telephone:  212-449-1000
                  Facsimile:  212-449-3976

            with a copy to:

            Reboul, MacMurray, Hewitt, Maynard & Kristol
            45 Rockefeller Plaza
            New York, NY  10111
            Attention:  Othon A. Prounis, Esq.
                  Telephone:  212-841-5700
                  Facsimile:  212-841-5725



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CUSIP No. 383482106                                          Page 25 of 27 Pages




      If to MLPM to it at:

            Merrill Lynch Portfolio Management Inc.
            World Financial Center
            South Tower, 7th Floor
            225 Liberty Street
            New York, NY  10080-6107
            Attention:  Stanley Schaefer
                  Telephone:  212-236-6039
                  Facsimile:  212-236-0647

            with a copy to:

            Reboul, MacMurray, Hewitt, Maynard & Kristol
            45 Rockefeller Plaza
            New York, NY  10111
            Attention:  Othon A. Prounis, Esq.
                  Telephone:  212-841-5700
                  Facsimile:  212-841-5725

      If to the Purchaser to it at:

            Kulen Capital, L.P.
            45 Rockefeller Plaza
            10th floor
            New York, NY  10111
            Attention:  Michael H. de Havenon
                  Telephone:  212-841-5700
                  Facsimile:  212-841-5725

            with a copy to:

            Chadbourne & Parke LLP
            30 Rockefeller Plaza
            New York, NY  10122
            Attention:  Charles E. Hord III, Esq.
                  Telephone:  212-408-5100
                  Facsimile:  212-541-5369

            SECTION 4.09. Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. All representations and warranties made herein shall survive the Closing.

            SECTION 4.10.  Counterparts.  This Agreement may be



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CUSIP No. 383482106                                          Page 26 of 27 Pages



executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            SECTION 4.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of laws provisions thereof. Each party to this Agreement hereby irrevocably consents to the jurisdiction of the United States Court for the Southern District of New York and the courts of the State of New York located in the City of New York in any action to enforce, interpret or construe any provision of this Agreement or of any other agreement or document delivered in connection with this Agreement, and also hereby irrevocably waives any defense of improper venue, forum non conveniens or lack of personal jurisdiction to any such action brought in those Courts. Each party further irrevocably agrees that any action to enforce, interpret or construe any provision of this Agreement will be brought only in one of those Courts.




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CUSIP No. 383482106                                          Page 27 of 27 Pages


            IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first stated above.

                              MERRILL LYNCH CAPITAL CORPORATION



                              By:_______________________________________
                                 Name:
                                 Title:


                              MERRILL LYNCH PORTFOLIO MANAGEMENT INC.



                              By:_______________________________________
                                 Name: Stanley Schaefer
                                 Title:  Vice President


                              KULEN CAPITAL, L.P.
                              By Kulen Associates, L.L.C.,
                                  General Partner



                              By:______________________________________
                                 Name:
                                 Title:


Confirmed and Agreed as of the date
first above written, as to the obligation of the undersigned set forth in
Section 4.06 of the foregoing Agreement.

LPNY MEZZANINE PARTNERS II, L.P.
By LPNY Partners II, L.P.
    General Partner



By:_____________________________________
      General Partner